Exhibit 99.2

Moderna, Inc. 2018 Shareholder Letter
March 6, 2019

Dear Fellow Shareholders:
By nearly all measures, 2018 was a year of tremendous progress and technical achievement for Moderna, a year where we made important strides in validating and advancing our mRNA science and pipeline, generated clinical data in multiple therapeutic areas and bolstered our company’s foundation for future growth. Today, I believe we are better positioned than we have ever been to deliver on the promise of our science and bring forward a new class of mRNA medicines to improve the lives of patients.
Our objectives for the year focused on continuing to advance our expanding pipeline of development candidates; increasing emphasis on our oncology and rare disease portfolio, specifically in the area of intracellular therapeutics; and investing in our mRNA platform and science, exploring new modalities and the delivery of mRNA to identify new potential approaches to treating a broad array of diseases. Further, we aimed to bring online the proprietary manufacturing capabilities required to enable us to meet the demands of our pre-clinical and clinical-stage programs.
I believe that the team at Moderna executed in all areas of the business and I am pleased with the many milestones reached by our colleagues this past year. We achieved key objectives, from our clinical pipeline execution, to opening our manufacturing plant in Norwood, to raising the capital required to support our enterprise for the long-term and becoming a public company. Moving forward, we intend to fully leverage the breadth of our resources to build on this progress as we further advance our pipeline programs in human studies.
At Moderna, we ask three questions as we consider the potential of our investigational medicines entering clinical studies:

1.	Is our mRNA well tolerated?

2.	Does it translate the encoded protein?

3.	Is the encoded protein functional?
By the end of 2018 we generated data from human trials in four of our six current modalities, showing our mRNA is well tolerated, that it expresses the protein encoded and demonstrates evidence of pharmacologic effect in programs spanning vaccines, cancer therapies and regenerative medicine. Across modalities, we have repeatedly shown that tolerability, expression and pharmacology translates from pre-clinical animal studies to humans in clinical studies. By year end, more than 760 subjects had been dosed with a therapeutic or vaccine candidate developed with Moderna’s mRNA technology and in the months ahead, we anticipate sharing data from programs that will help further the understanding of how our investigational mRNA medicines are answering these questions.
We ended 2018 with 21 programs in our pipeline, 11 of which were in clinical studies. These included new development candidates for three rare diseases, propionic acidemia (PA), Fabry disease and phenylketonuria (PKU). We also unveiled a new development candidate, mRNA-1944, a program that directs liver expression of an antibody that can potentially neutralize the chikungunya virus. These new programs – and the speed at which they were introduced – were an important demonstration of our ability to leverage our mRNA platform to quickly validate and advance new programs once we have demonstrated that our mRNA can effectively be delivered to a specific tissue, into cells or systemically throughout the body.
Advances within Our Modalities
The cornerstone of our efforts to advance a new category of medicines at Moderna is our concept of “modalities,” an approach and focus at the core to how we have rapidly built our pipeline for patients, while also enabling us to create long-term value for investors by reducing technology risks often associated with drug development.
Hundreds of Moderna scientists support our platform, working to identify technologies that can be used to create groupings of potential medicines which leverage similar mRNA technologies, delivery technologies and manufacturing processes. While the programs within a modality may target diverse diseases, they all rely on these shared features – and we have built our pipeline based on the belief that once we achieve technical success pursuing a disease in one modality, we should be able to pursue many others using the same technical approach.
Today we have six modalities that we view as six potentially distinct multiproduct pipelines. We believe our approach to developing modalities provides unique advantages and mitigates risk in several ways: first, while programs within a modality often have correlated technology risk, because they pursue diverse diseases they often have uncorrelated biology risk. Second, we believe the risk correlation within a modality allows us to rapidly accelerate the expansion of the pipeline in that modality based on learnings from the initial programs. And third, we believe the lower risk correlation between modalities allows us to mitigate the risks of expanding into new areas.
Moving forward, we will continue to make significant investments in our mRNA platform technology as we pursue new modalities and further diversify our pipeline with therapies for diseases with few or no treatment options.
In 2018 we demonstrated important progress in all six of our modalities, whether through proof of concept studies or moving clinical programs into Phase 2 trials. This progress included:
Prophylactic Vaccines: At year end we had nine programs in this modality, seven of which are in the clinic with four of those having demonstrated desired pharmacology, in the form of immunogenicity, in Phase 1 clinical trials. We are now developing increasingly complex vaccines with multiple antigens for common diseases and this past year we made significant progress in these programs. We commenced two new Phase 1 studies: mRNA-1647, our cytomegalovirus (CMV) vaccine candidate; and mRNA-1653, a combination of human metapneumovirus and parainfluenza virus type 3 (HMPV+PIV3) to protect against two respiratory viruses. And with Merck we also disclosed the targeted virus for mRNA-1278, a VZV (Varicella zoster virus) vaccine development candidate for shingles. We anticipate a number of key milestones in this modality over the next 12-24 months, some of which have already been announced as of the date of this letter, including:

•	Safety and immunogenicity data from our hMPV+PIV3 vaccine (mRNA-1653);

•	Safety and immunogenicity data for our cytomegalovirus vaccine (mRNA-1647); as well as

•	The start of a Phase 2a trial by our strategic collaborator Merck for our respiratory syncytial virus (RSV) vaccine.
We are also continuing our work to develop vaccines of global health importance aimed at helping prevent future epidemics and pandemics. We are taking additional steps toward developing our Zika program (mRNA-1893), which continues to be supported by the Biomedical Advanced Research and Development Authority (BARDA). At present, we do not plan to continue development of our avian flu or Chikungunya vaccine programs without funding from and partnership with governments or non-governmental organizations, though we remain fully committed to vaccine development to address many diseases that can have significant impact on populations around the world.
Cancer vaccines: These programs focus on stimulating a patient’s immune system to tumor-related antigens to enable the immune system to elicit a more effective antitumor response. During 2018 we were pleased to report important interim data from our personalized cancer vaccine program (mRNA-4157), sharing initial findings from a small group of patients where we saw no dose limiting toxicities up to the third of four dose levels as a monotherapy in subjects with resected solid tumors – and in combination with the Merck’s anti-PD-1 therapy KEYTRUDA® in subjects with unresectable solid tumors.
Interim Phase 1 immunogenicity data for mRNA-4157 as a monotherapy also has shown potential antigen-specific T cell responses. The Phase 1 study continues in the dose-escalation phase of the protocol and we are planning a randomized Phase 2 study comparing PCV and KEYTRUDA against KEYTRUDA alone.
Our second program within this modality, mRNA-5671, is for a frequently mutated oncogene in epithelial cancers, primarily in non-small cell lung, colorectal and pancreatic cancers, known as KRAS. In 2018, we announced the expansion of our relationship with Merck, broadening our collaboration to develop and commercialize novel personalized messenger RNA cancer vaccines. As part of this agreement, we transferred the open IND for KRAS to Merck, which will now lead a Phase 1 study to evaluate the safety and tolerability of mRNA-5671 both as a monotherapy and in combination with KEYTRUDA.
Intratumoral immuno-oncology: We also made exciting progress in this modality, which aims to drive anti-cancer T cell responses by injecting mRNA therapies directly into tumors. At the end of 2018, 28 patients had been dosed in the ongoing Phase 1 trial for mRNA-2416 in patients with advanced relapsed/refractory solid tumor malignancies and lymphomas. Based on clinical observations in two out of two patients with advanced ovarian carcinoma in the Phase 1 study, as well as the urgent need for new treatments for women with this devastating cancer, we submitted a new protocol to the FDA to commence a Phase 2 cohort of mRNA-2416 as a monotherapy in advanced ovarian carcinoma within our ongoing Phase 1 study.
We also dosed the first patient in the Phase 1 study of mRNA-2752, an intratumoral injection comprising three mRNAs encoding for the immunomodulators OX40L + IL23 + IL36γ (also known as the Triplet) for the treatment of advanced or metastatic solid tumor malignancies or lymphoma. Our third program in this modality, IL12 (MEDI1191), is being developed in collaboration with AstraZeneca.
Localized regenerative therapeutics: We believe that localized production of proteins has the potential to be used as a regenerative medicine for damaged tissues and to stimulate angiogenesis, or the re-growing of blood vessels. With AstraZeneca we have a program (AZD8601) for an mRNA encoding for vascular endothelial growth factor A (VEGF-A) that began Phase 2 studies this past year. In this study, patients receive epicardial injections of AZD8601 while undergoing coronary artery bypass grafting surgery.
The Phase 2a program is built on data we shared this past year from a Phase 1a/b study which showed the therapeutic potential of a VEGF mRNA for re-growing blood vessels. We believe the clinical data from this study was an important milestone in the field of mRNA therapeutics, as it began to address many key questions regarding the direct injection of mRNA in human tissue. The study showed that AZD8601 was well-tolerated when injected in the skin, that VEGF-A protein was produced in a dose-dependent manner, and that the VEGF was functional, causing increased blood flow at injection sites observed up to seven-days post-dose.
Systemic secreted therapeutics: In pre-clinical studies, we have shown that mRNA can be delivered systemically to create proteins that are secreted outside the cell with the aim of producing pharmaceutically active therapeutic proteins with effects across the human body. We have three systemic secreted therapeutics development candidates in our pipeline which includes our first monoclonal antibody candidate, mRNA-1944, which is aimed at chikungunya virus. We submitted an IND for mRNA-1944 in late 2018. Two additional programs, Relaxin (AZD7970) which we are developing with AstraZeneca for the treatment of heart failure, and mRNA-3630 for Fabry disease, both continue to progress in IND-enabling GLP toxicology studies.
Systemic intracellular therapeutics:  These programs aim to deliver mRNA into cells within target organs as a therapeutic approach for diseases caused by a missing or defective protein. In 2018, we submitted an IND application to the FDA for mRNA-3704, an investigational medicine for MMA. This is Moderna’s first rare disease program to advance into clinical trials. We were also pleased to announce that a second program for a related organic acidemia known as propionic acidemia, or PA (mRNA-3927), was granted Orphan Drug Designation by the FDA in December 2018. We will continue to enroll patients in a global natural history study of MMA and PA (MaP Study) designed to identify and correlate clinical and biomarker endpoints for these disorders. PA and our third intracellular therapeutic program, mRNA-3283 for phenylketonuria, or PKU, are both progressing in IND-enabling GLP toxicology studies.
Key Milestones
To support these modalities and our expanding pipeline, we took a major step forward this past year with the opening of our state-of-the-art cGMP manufacturing site in Norwood, Massachusetts. Commencing operations in Norwood was a major infrastructure goal and we believe it provides a key strategic advantage by enabling us to supply our pre-clinical and Phase 1 and Phase 2 clinical development programs, the capacity to develop materials for preclinical toxicology studies and to manufacture, test and run fill/finish operations for our portfolio of mRNA development candidates.
For Moderna, Norwood is more than just a manufacturing facility: we view it as the intersection of our science and R&D; our investment in technology and having a fully digital, cloud-based and highly automated site to help speed development; a facility where we can show the flexibility in our platform with interchangeable suites to run development programs at various stages; and the manifestation of our commitment to sustainability in the form of building designed for LEED certification.
Finally, we ended the year with a major milestone as we become a public company, raising more than $560 million in net proceeds in an initial public offering that we will now use to invest in our platform and manage numerous research programs and clinical studies. This was our second financing in 2018, having raised over $660 million in preferred equity financings as a private company earlier in the year. Combined, these funds will support our commitment to driving our pipeline forward, running multiple clinical trials in tandem and furthering our investment in research and basic science. In total, we ended 2018 with approximately $1.7 billion in cash, cash equivalents and investments, providing us a multi-year runway.
I want to thank the investors who supported our company and vision over the past eight years, many of whom provided necessary capital in the early days of our company and continued to invest over time. To all of our investors, know that we deeply appreciate your belief in our vision. We recognize our responsibility to optimize the capital you have provided and to maximize the opportunity we have to create a new class of medicines based on messenger RNA.
Looking Ahead and 2019 - 2020 Corporate Objectives:
Over the next two years our primary focus will be on making significant advances to our pipeline as we work to bring multiple programs into Phase 2 clinical trials and generate human proofs-of-concept for our investigational programs; execute against our current development pipeline; and leverage our mRNA platform to create both new development candidates and potential new modalities where we believe there may be an opportunity to develop therapies for a broad range of diseases.
While we were proud of all we achieved in 2018, we know there is a long way to go. We are excited to learn from the clinical data expected in the months ahead and the opportunity our pipeline presents for our science, our business and for patients.
As we work to build a company that can have a real impact for patients, we also care deeply about building a company that is socially responsible. For us this means a deep commitment to developing medicines for public health and ultra-rare diseases; to creating a company that attracts and retains an exceptional, motivated and diverse workforce; to the sustainability of our environment; to the communities where we work and live; and to ensuring hold ourselves to the highest ethical standards across all areas of our business, and with stakeholders—both internally and externally—while ensuring we have the governance and practices in place to meet these standards.
Our remarkable employees are the engine behind everything we have been able to accomplish. In 2018, Moderna was named one of the top ten global biopharmaceutical industry employers in Science Careers’ 2018 Top Employers Survey, the 4th year in a row that we were on the list, and great recognition for the organization that has been built here. Our team is bold, collaborative, curious and relentless, and I am forever thankful for their drive and commitment to advancing our technology and to creating potential new medicines for patients.
It has been a remarkable eight years, but I believe we are just at the beginning.
Thank you for joining us on this journey.
Warmest regards,
Stéphane Bancel
Chief Executive Officer

Forward Looking Statement
This Shareholder Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended including, but not limited to, statements concerning: Moderna’s 2019 - 2020 Corporate Objectives, including bringing multiple programs into Phase 2 clinical trials and generating human proofs-of-concept for our investigational programs, executing against our current development pipeline, and creating new development candidates and potential new modalities; achieving key milestones in the prophylactic vaccines modality, including reporting safety and immunogenicity data for mRNA-1647 and starting the Phase 2a trial for mRNA- mRNA-1777; taking additional steps toward developing our Zika program (mRNA-1893); and continuing the clinical trials for mRNA-4157. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this Shareholder Letter are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others: preclinical and clinical development is lengthy and uncertain, especially for a new category of medicines such as mRNA, and therefore our preclinical programs or development candidates may be delayed, terminated, or may never advance to or in the clinic; no mRNA drug has been approved in this new potential category of medicines, and may never be approved; mRNA drug development has substantial clinical development and regulatory risks due to the novel and unprecedented nature of this new category of medicines; and those risks and uncertainties described under the heading “Risk Factors” and those described in Moderna’s Prospectus filed with the U.S. Securities and Exchange Commission (SEC) on December 7, 2018 and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this Shareholder Letter in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.